Exhibit 5.1

July 13, 2026

Board of Directors

Nuburu, Inc.

44 Cook Street, Suite 100

Denver, CO 80206

Ladies and Gentlemen:

We have acted as counsel to Nuburu, Inc. (the “Company”), a Delaware corporation, in connection with the filing of the Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on the date hereof. The Registration Statement relates to the proposed offer and sale of (i) up to 244,372,990 shares (the “Common Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) warrants to purchase up to 244,372,990 shares of Common Stock (the “Pre-Funded Warrants”, and the shares of Common Stock to be issued pursuant to the Pre-Funded Warrants, the “Pre-Funded Warrant Shares”), (iii) 663,214 shares (the “Series B Shares”) of the Company’s Series B preferred stock, par value $0.0001 per share, and (iv) up to 205,627,010 shares of Common Stock issuable upon conversion of the Series B Shares (the “Conversion Shares”). The Pre-Funded Warrant Shares and the Conversion Shares are collectively referred to herein as the “Registered Shares.”

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the Registration Statement, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement other than as to the valid issuance of the Common Shares and the Registered Shares.

As the basis for the opinion hereinafter expressed, we have reviewed originals or copies of the following:

A. an executed copy of the Registration Statement and the related prospectus;

B. the Amended and Restated Certificate of Incorporation of the Company, as amended, as currently in effect;

C. the Amended and Restated Bylaws of the Company, as amended, as currently in effect;

D. the form of Certificate of Designations of Series B Preferred Stock of the Company to be filed with the Secretary of State of the State of Delaware prior to the sale of any Series B Shares, filed with the Commission on July 13, 2026 and attached as Exhibit 3.7 to the Registration Statement (the “Certificate of Designations”);

E. the form of securities purchase agreement to be entered into by and among the Company and the purchasers identified on the signature pages thereto, substantially in the form filed as Exhibit 10.47 to the Registration Statement (the “Purchase Agreement”);

F. the form of the Pre-Funded Warrant, substantially in the form filed as Exhibit 4.24 to the Registration Statement;

G. a certificate of good standing covering the Company, issued by the Secretary of State of the State of Delaware as of a recent date; and

H. such resolutions, records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We have assumed for purposes of this

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July 13, 2026 Page 2

opinion: (a) information contained in documents reviewed by us is true, complete and correct; (b) the genuineness and authenticity of all signatures on original documents; (c) the accuracy and completeness of all documents delivered to us and the authenticity of all documents submitted to us as originals; (d) the conformity to originals of all documents submitted to us as copies; (e) the accuracy, completeness and authenticity of certificates of public officials; (f) the legal capacity of all natural persons; and (g) the due authorization, execution and delivery of all documents by parties other than the Company. We have also assumed that the Purchase Agreement shall have been duly executed and delivered.

We are opining herein as to the Delaware General Corporation Law, as amended, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Certificate of Designations shall have been filed with the Secretary of State of the State of Delaware and the Purchase Agreement shall have been duly executed and delivered by the respective parties thereto, (1) the Common Shares, when issued and delivered pursuant to the terms of the Purchase Agreement against payment of the consideration therefor as provided in the Purchase Agreement, will be validly issued, fully paid and non-assessable, (2) the Pre-Funded Warrants, when issued and delivered pursuant to the terms of the Purchase Agreement and the Pre-Funded Warrant will constitute valid and binding obligations of the Company, (3) the Pre-Funded Warrant Shares, when issued upon exercise of the Pre-Funded Warrants pursuant to the terms of the Purchase Agreement and the Pre-Funded Warrant will be validly issued, fully paid, and non-assessable, (4) the Series B Shares, when issued and delivered pursuant to the terms of the Certificate of Designations and the Purchase Agreement against payment of the consideration therefor as provided in the Purchase Agreement, will be validly issued, fully paid and non-assessable, and (5) the Conversion Shares, when issued upon conversion of the Series B Shares pursuant to the terms of the Purchase Agreement and the Certificate of Designations, will be validly issued, fully paid, and non-assessable.

The foregoing opinions are qualified to the extent that the enforceability of any document or instrument may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

We expressly disavow any obligation to advise you with respect to future changes in law or in our knowledge or as to any event or change of condition occurring subsequent to the date of this letter. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Holland & Hart LLP